                                                               EXHIBIT (a)(xiii)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated September 11, 1992, (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, at a meeting held on November 29, 2000, the following is hereby authorized:

         That one series of the Trust's unissued shares of beneficial interest, without par value, is hereby established and designated to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                        Marsico Growth Portfolio

         The actions contained herein shall be effective as of December 29, 2000.

                                   By: /s/ JEFFREY H. WARNOCK
                                       ----------------------
                                       Jeffrey H. Warnock
                                       Vice President and Assistant Secretary
                                       SunAmerica Series Trust